                                                                                                                                                              Exhibit 16.1

February 20, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for New Jersey Resources Corporation Employees Retirement Savings Plan, (the “Plan”). We have read the Plan’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Plan’s Current Report on Form 8-K dated February 20, 2009 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Lazar Levine & Felix LLP